EXHIBIT 11
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                                   Exhibit 11

                   SKYSAT COMMUNICATIONS NETWORK CORPORATION
                       COMPUTATION OF NET LOSS PER SHARE

                                                                  Year Ended
                                                         -----------------------------        Period from
                                                                                              Commencement
                                                                                             of Operations
                                                                                           (January 1, 1993)
                                                           December           December      to December 31,
                                                           31, 1995           31, 1996            1996
                                                         -----------        ----------       -----------
Net (Loss)                                                (1,654,243)       (2,985,306)      ($7,422,197)
                                                         -----------        ----------       -----------

Net (Loss) Attributable to Common Stockholders           ($1,654,243)      ($2,985,306)      ($7,422,197)

Weighted average Class A common stock outstanding          1,512,750         2,145,664         1,109,698

Weighted average Class B common stock outstanding          1,752,250         1,473,722         1,773,912

Less: Shares subject to Stock Restriction Agreement       (1,000,000)       (1,000,000)       (1,000,000)
                                                         -----------        ----------       -----------

Weighted average number of common stock and
common stock equivalents                                   2,265,000         2,619,386         1,883,610

Net (Loss) per Share of Common Stock Equivalents              ($0.73)           ($1.14)           ($3.94)